Exhibit 15-B

PricewaterhouseCoopers LLP
400 Campus Dr.
Florham Park NJ 07932
Telephone (973) 236 4000
Facsimile (973) 236 5000
www.pwc.com
September 16, 2005
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Commissioners:
We are aware that our reports dated May 10, 2005 and August 5, 2005 on our reviews of interim financial information of The Hertz Corporation and its subsidiaries (the “Company”) for the three month periods ended March 31, 2005 and 2004 and the three and six month periods ended June 30, 2005 and 2004 included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, respectively, are incorporated by reference in Ford Motor Credit Company’s Registration Statement on Form S-4 filed September 16, 2005.
Very truly yours,
PricewaterhouseCoopers LLP
Florham Park, New Jersey